SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO. 1-15497

Date of Report: December 1, 2009

RecycleNet Corporation
(Exact name of registrant as specified in its charter)

Utah	87-0301924
(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

175 East 400 South, Suite 900, Salt Lake City, Utah	84111
(Address of principal executive offices)	(Zip Code)

801-531-0404
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

At the Annual Meeting of Shareholders held on November 25, 2009 the shareholders unanimously approved Inter-Continental Recycling Inc, the majority shareholder of the Company, an entity controlled by Mr. Paul Roszel, the President and Chief Executive Officer and the Chairman of the Board of Directors of the Company and his immediate family, to acquire all of the outstanding shares of the Company’s wholly owned subsidiary Scrap.Net Inc by a share exchange.

Inter-Continental Recycling Inc. will acquire 100% of the issued and outstanding common shares of Scrap.Net Inc in exchange for all of the issued and outstanding Class “N” shares of RecycleNet Corporation owned by Inter-Continental Recycling Inc.

The sale price and form of consideration for the divestiture of Scrap.Net Inc. was determined by the terms of the proposal received from Inter-Contintental Recycling Inc.

Mr. Paul Roszel and Mr. James Roszel, are both principals of Inter-Continental Recycling Inc and members of the Board of Directors of the Company.  Due to this potential conflict of interest the Board of Directors did not engage in any negotiations and referred this proposal directly to the shareholders for approval.  Inter-Continental Recycling, Paul Roszel and his immediate family, as the related parties, withheld their votes from this proposal, allowing the minority shareholders to vote on this matter.

The shareholders of the Company will not receive any consideration as a result of the sale.

This transaction will divest RecycleNet Corporation of all of its operations, there will be no material assets or liabilities remaining within the Company, there will no longer be any special class, Class “N” shares and the Company will be re-classified as a “shell” company.

This transaction was completed on November 30, 2009.

Additional information about this transaction can be viewed in the Definitive Proxy Statement, as previously filed on November 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 1, 2009	RecycleNet Corporation

By: /s/ Paul Roszel
Paul Roszel, President and Chairman of the Board of Directors